UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report: November 9, 2007
(Date of earliest event reported)
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

160 East Tasman Drive, San Jose, CA	95134

(Address of principal executive offices)	(Zip Code)
(408) 774-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On November 9, 2007, Interwoven, Inc. (the “Company”) notified the NASDAQ Stock Market (“NASDAQ”) that the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (the “Third Quarter Form 10-Q”) would not be filed with the Securities and Exchange Commission (the “Commission”) on a timely basis. As disclosed in the Company’s Form 12b-25 filed with the Commission on November 9, 2007, the Company was not able to timely file the Third Quarter Form 10-Q due to the Company’s pending restatement of its historical consolidated financial statements to correct errors related to accounting for stock-based compensation expense.
     On November 15, 2007, the Company received a Staff Determination Letter from NASDAQ notifying the Company of its noncompliance with NASDAQ Marketplace Rule 4310(c)(14) because of the Company’s failure to file the Third Quarter Form 10-Q on a timely basis. As previously announced, the Company received Staff Determination Letters on March 20, 2007, May 14, 2007 and August 13, 2007 due to its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, respectively (together with the Third Quarter Form 10-Q, the “Delinquent Reports”). These notices indicated that, due to such noncompliance, the Company’s common stock would be subject to delisting.
     As previously announced, the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), which occurred on May 3, 2007, and the Panel granted the Company’s request for continued listing, provided that the Company: (i) provide the Panel with certain information relating to the Audit Committee’s review of the Company’s historical stock option granting practices, which the Company timely submitted to the Panel, and (ii) file its delinquent periodic reports and, if necessary, any restatements within approximately 90 days of the Panel’s decision, with a delisting to occur shortly thereafter if such filings were not made on or before that timeframe. Following an appeal by the Company, on July 19, 2007, the NASDAQ Listing and Hearing Review Council (the “Listing Council”) determined to stay the Panel’s June 6, 2007 decision and any future Panel determinations to suspend the Company’s securities from trading pending further action by the Listing Council. The Company has submitted to the Listing Council additional information describing its plan for filing the necessary periodic reports and is awaiting the Listing Council’s decision.
     The November 15, 2007 Staff Determination Letter also serves as formal notification that the Listing Council will consider the Company’s failure to timely file its Third Quarter 10-Q in rendering a determination regarding the Company’s continued listing on The NASDAQ Global Market, and provides the Company with the opportunity to make a submission to the Listing Council by November 23, 2007 specifically addressing the delay in its filing of the Third Quarter Form 10-Q. The Company intends to provide this submission to the Listing Council.
     As the Company has previously reported, the Audit Committee of the Board of Directors has been conducting a voluntary review of historical stock option procedures and related accounting, with the assistance of independent counsel and independent forensic accounting consultants. The Company plans to file all of its delinquent periodic reports as soon as practicable after the completion of that voluntary review and the charges to be recorded are finalized in connection with the expected restatement.
     The Company continues to work diligently to complete all necessary filings and thereby demonstrate compliance with the applicable requirements for continued listing on the NASDAQ Global Market; however, there can be no assurance that the Listing Council will determine to grant the Company a further extension following its review of the Company’s submissions. Pending a decision of the Listing Council, the Company’s shares will continue to be listed on the NASDAQ Global Market.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: November 15, 2007	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer